                                                 Free Writing Prospectus
                                                 Filed pursuant to Rule 433
                                                 Registration No. 333-162195
                                                 Dated: January 27, 2010

EMERALD

Equity MEan Reversion ALpha inDex
January, 2010

A Passion to Perform.                                          [GRAPHIC OMITTED]

EMERALD                                                Bloomberg Ticker: DBVEMR

Equity MEan Reversion ALpha inDex

EMERALD seeks to capture returns from mean-reversion of the S & P 500 Index during the course of a single wee

o    The tendency for daily returns of an index to be followed by daily returns in the opposite direction (or mean-revert) is referred to as negative serial correlation. For an index displaying such a tendency, the net weekly change (or "weekly" volatility) would under- represent the amount the index moved during the week (or "daily" volatility)

     -    Illustration: In the fall of 2008, brief but sharp rallies interrupted the dramatic market sell-off frequently. Volatility observed daily topped 70%, but volatility observed weekly registered around 50%.(1)

                               [GRAPHIC OMITTED]

1 This was an extreme period with volatility spreads that were highly abnormal and not likely to be frequently repeated.
Note: EMERALD did not exist prior to October 12, 2009. All results prior to that date were retrospectively calculated and do not reflect actual returns.
Past performance is not necessarily indicative of how the index will perform in the future. The performance of EMERALD does not reflect fees and/or costs.
Source: Deutsche Bank, 2009

                                    Page 1

EMERALD                                                Bloomberg Ticker: DBVEMR

Equity MEan Reversion ALpha inDex

EMERALD's performance is tied to the spread between "daily" volatility and
"weekly" volatility

o    In the S & P 500 Index, volatility observed daily has exceeded volatility observed weekly over the past 11 years approx. 70% of the time(1)

o    EMERALD seeks to monetize this negative serial correlation through a strategy that periodically buys "daily" volatility and sells "weekly"
     volatility on the S & P 500 Index in equal notional amounts

o    The strategy offers a unique risk profile that may offset market risk
     -    EMERALD has risen steadily with infrequent drawdowns that were generally quickly recovered
     -    Significant positive returns in the past 18 months (based on retrospective calculation, not actual returns) demonstrate the value
          EMERALD can offer during periods of market turmoil (see chart on next page)

1 Daily and weekly volatilities of the S & P 500 Index were observed over rolling
6-month periods
Note: EMERALD did not exist prior to October 12, 2009. All results prior to that date were retrospectively calculated and do not reflect actual returns.
Past performance is not necessarily indicative of how the index will perform in the future. The performance of EMERALD does not reflect fees and/or costs.
Source: Deutsche Bank, 2010

                                    Page 2

EMERALD                                                Bloomberg Ticker: DBVEMR

-------------------------------------------------------------------------------
Index Returns*
-------------------------------------------------------------------------------
[GRAPHIC OMITTED]

-------------------------------------------------------------------------------
Annual Returns*
-------------------------------------------------------------------------------
[GRAPHIC OMITTED]

-------------------------------------------------------------------------------
Performance Analysis*
-------------------------------------------------------------------------------
March 1998 - December 2009      DB EMERALD    S & P 500[R]
-------------------------------------------------------------------------------
Annualized Returns                   6.0%         0.3%
Volatility (Weekly Returns)          7.8%        19.7%
Sharpe Ratio (3.2%)                   0.76        -0.15
-------------------------------------------------------------------------------
Max. Drawdown (Monthly Returns)      -7.8%       -52.6%
  Start Date                         Jul-98      Nov-07
  End Date                          Sep-98       Dec-09
-------------------------------------------------------------------------------
Max/Min Returns
  Rolling 12 Months              38.5%/-7.1% 45.5%/-47.7%
  Rolling 3 Months               25.5%/-8.4%  39.3%/-41%
-------------------------------------------------------------------------------
Rolling 12 Months
  % Positive                        87.05%      59.88%
  % Negative                        12.95%      40.12%
  Average                            6.71%       0.18%
  Median                             4.42%       5.76%
===============================================================================
Correlation (Weekly Returns
S & P 500[R]                            0.21        1.00
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
DB EMERALD Monthly Returns Analysis*
--------------------------------------------------------------------------------------------
           1998   1999   2000   2001   2002   2003   2004   2005   2006   2007   2008   2009
--------------------------------------------------------------------------------------------
Jan              0.34%  1.97%  3.86%  2.49% -0.44%  1.20%  0.02% -0.29%  1.12% -1.58%  0.45%
Feb              1.77%  1.08% -0.66%  0.88%  0.87%  0.80%  1.04%  0.20% -0.37%  0.59%  0.17%
Mar              0.34% -0.22%  0.46% -0.65% -0.79% -0.51% -0.23%  0.35% -2.57%  4.20% -0.47%
Apr      -0.05% -1.07%  2.28%  0.99%  0.37%  1.85% -0.17%  2.08%  0.36% -0.58%  0.39%  2.02%
May       0.45%  1.73%  0.40% -0.51%  4.11%  0.18%  0.31% -0.19% -2.07%  1.03%  0.24%  0.84%
Jun       0.52% -0.86% -0.32% -0.31%  0.25% -0.09%  1.07%  0.31%  2.49%  1.02%  1.04%  0.35%
Jul      -0.24% -1.24% -0.08%  0.93% -5.47%  2.46%  0.33%  0.59%  0.31% -1.62%  3.24% -2.34%
Aug      -7.55% -0.97%  0.17%  0.10%  2.81% -0.08% -0.15%  1.38% -0.47%  5.73%  3.47%  0.24%
Sep      10.74%  1.27%  1.08% -6.73%  0.51% -0.03%  0.86%  0.33%  0.14%  0.69% 17.48% -0.68%
Oct      -2.08% -2.62%  0.92% -0.41%  0.01%  0.08% -1.41%  2.30%  0.27%  0.17% -1.38%  0.90%
Nov      -1.23%  0.44%  0.45%  0.62%  1.36%  0.46% -0.95% -2.03%  0.85%  2.59%  1.29%  0.49%
Dec       0.20%  0.62%  0.64%  0.00%  0.74%  0.09%  1.51%  0.95%  0.10%  0.62%  2.47%  0.43%
============================================================================================
Ann.Rtn. -0.07% -0.37%  8.66% -1.98%  7.01%  4.64%  2.91%  6.66%  2.20%  7.85% 34.75%  2.36%
--------------------------------------------------------------------------------------------

Note: EMERALD did not exist prior to October 12, 2009. All results prior to that date were retrospectively calculated and do not reflect actual returns.
Past performance is not necessarily indicative of how the index will perform in the future. The performance of EMERALD does not reflect fees and/or costs.
Source: Deutsche Bank, 2010

                                    Page 3

EMERALD                                                Bloomberg Ticker: DBVEMR

EMERALD as an overlay to an equity portfolio

Adding EMERALD to an equity portfolio can enhance returns and potentially lower volatility

o    "S & P + EMERALD" assumes $100 investment in S & P 500 plus $100 exposure to EMERALD starting on March 16, 1998

o    Annualized Returns
     - S & P 500: 0.3%
     - EMERALD: 6.0%
     - S & P + EMERALD: 6.1%

o    Volatility (weekly returns)
     - S & P 500: 19.7%
     - EMERALD: 7.8%
     - S & P + EMERALD: 18.8%

[GRAPHIC OMITTED]

Note: EMERALD did not exist prior to October 12, 2009. All results prior to that date were retrospectively calculated and do not reflect actual returns.
Past performance is not necessarily indicative of how the index will perform in the future. The performance of EMERALD does not reflect fees and/or costs.
Source: Deutsche Bank, 2010

                                    Page 4

EMERALD                                                Bloomberg Ticker: DBVEMR

Index Construction

EMERALD is calculated from the daily and weekly returns (1) of the S & P 500

o    EMERALD combines the equally-weighted returns of 5 sub-indices, one for each day of the week: Monday, Tuesday, Wednesday, Thursday, Friday

o    Let's look at the Monday sub-index:

     -    The sub-index's return from one Monday to the next will be based on the following:
          + Add 5 daily returns: Mon-Tue, Tue-Wed, Wed-Thu, Thu-Fri, Fri-Mon
          - Subtract 1 weekly return: Mon-Mon

     -    In the middle of the week, say Thursday, the sub-index's return week-to-date (from last Monday) will be based on the following:
          + Add 3 daily returns: Mon-Tue, Tue-Wed, Wed-Thu
          - Subtract 1 week-to-date return: Mon-Thu

     o    Please flip to the next page for a graphical illustration

1 Daily and weekly returns are calculated as squared natural log (LN) returns

                                    Page 5

EMERALD                                                Bloomberg Ticker: DBVEMR

Index Construction -- Monday Sub-Index Example

Monday Sub-Index progression from Monday to following Monday

[GRAPHIC OMITTED]

Daily and weekly returns are calculated as squared natural log (LN) returns

                                    Page 6

EMERALD                                                Bloomberg Ticker: DBVEMR

Index Construction -- Volatility Control

EMERALD rebalances frequently to maintain a consistent exposure through periods of changing volatility

o    The notional of each sub-index is rebalanced weekly based on volatility levels at the time

o    Exposure is decreased when volatility is high and increased when volatility is low

o    This seeks to stabilize the volatility of EMERALD and limit dramatic fluctuations in highly volatile markets while continuing to generate returns during periods of low volatility

[GRAPHIC OMITTED]

                                    Page 7

EMERALD                                                Bloomberg Ticker: DBVEMR

EMERALD as an Overlay to an S & P 500 Portfolio

The below graphs depict a combination of EMERALD and S & P 500 Total Return starting on March 16, 1998

o    The graph on the left assumes $100 of S & P plus a $200 exposure to
     EMERALD, held over entire period

[GRAPHIC OMITTED]

o    The graph on the right assumes $100 of S & P plus a $300 exposure to
     EMERALD, held over entire period

[GRAPHIC OMITTED]

Note: EMERALD did not exist prior to October 12, 2009. All results prior to that date were retrospectively calculated and do not reflect actual returns.
Past performance is not necessarily indicative of how the index will perform in the future. The performance of EMERALD does not reflect fees and/or costs.
Source: Deutsche Bank, 2010

                                    Page 8

Risk Factors

NEGATIVE SERIAL CORRELATION STRATEGY RISK -- The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an index exhibiting negative serial correlation would under-represent the amount by which the index moved during the week and realized volatility measured from daily returns of such an index would exceed realized volatility measured from weekly returns. EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S & P 500 Index by periodically buying daily volatility and selling weekly volatility on the S & P 500 Index in equal notional amounts. EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week. There is no assurance that any negative serial correlation of daily returns of the S & P
500 Index will exist at any time during the term of the securities and thus no assurance that EMERALD will appreciate during the term of the securities.
EMERALD employs the methodology described herein to implement its underlying strategy. The return on securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the S & P 500. Investors in such securities linked to EMERALD will not benefit from any results determined on the basis of any such alternative measure.

DEUTSCHE BANK AG, LONDON BRANCH, AS THE SPONSOR OF EMERALD, MAY ADJUST THE
INDEX IN A WAY THAT AFFECTS ITS LEVEL AND MAY HAVE CONFLICTS OF INTEREST --
Deutsche Bank AG, London Branch is the sponsor of EMERALD (the "Index Sponsor")
and will determine whether there has been a market disruption event with respect to EMERALD. In the event of any such market disruption event, the Index
Sponsor may use an alternate method to calculate the closing level of EMERALD.
The Index Sponsor carries out calculations necessary to promulgate EMERALD and maintains some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate
EMERALD in the event the regular means of determining EMERALD are unavailable at the time a determination is scheduled to take place. There can be no assurance that any determinations made by the Index Sponsor in these various capacities will not affect the value of the levels of EMERALD. Any of these actions could adversely affect the value of securities or options linked to
EMERALD. The Index Sponsor has no obligation to consider the interests of holders of securities linked to EMERALD in calculating or revising EMERALD.
Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on EMERALD or investment strategies reflected by EMERALD (or any transaction, product or security related to EMERALD or any components thereof) . This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding of transactions, products or securities related to EMERALD. Any of these activities may affect EMERALD or transactions, products or securities related to EMERALD. Investors should make their own independent investigation of the merits of investing in contracts or products related to EMERALD.

EMERALD HAS VERY LIMITED PERFORMANCE HISTORY -- Calculation of EMERALD began on
October 12, 2009. Therefore, EMERALD has very limited performance history and no actual investment which allowed tracking of the performance of EMERALD was possible before that date.

                                    Page 9

Important Notes

The distribution of this document and the availability of some of the products and services referred to herein may be restricted by law in certain jurisdictions. Some products and services referred to herein are not eligible for sale in all countries and in any event may only be sold to qualified investors. Deutsche Bank will not offer or sell any products or services to any persons prohibited by the law in their country of origin or in any other relevant country from engaging in any such transactions.

Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of entering into or purchasing any transaction, product or security related to EMERALD (each, a
"Structured Product") . Before entering into any Structured Product you should take steps to ensure that you understand and have assessed with your financial advisor, or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of entering into such Structured Product.

Structured Products are not suitable for all investors due to illiquidity, optionality, time to redemption, and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may: maintain a long or short position in securities referenced herein or in related futures or options; purchase, sell or maintain inventory; engage in any other transaction involving such securities; and earn brokerage or other compensation.

Any payout information, scenario analysis, and hypothetical calculations should in no case be construed as an indication of expected payout on an actual investment and/or expected behavior of an actual Structured Product.

Calculations of returns on Structured Products may be linked to a referenced index or interest rate. As such, the Structured Products may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Structured Product denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These Structured Product may not be readily realizable investments and are not traded on any regulated market.
Structured Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past performance of an index, securities or other instruments does not guarantee or predict future performance. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law.

Deutsche Bank does not provide accounting, tax or legal advice.

BEFORE ENTERING INTO ANY TRANSACTION YOU SHOULD TAKE STEPS TO ENSURE THAT YOU
UNDERSTAND AND HAVE MADE AN INDEPENDENT ASSESSMENT OF  THE APPROPRIATENESS OF
THE STRUCTURED PRODUCT IN LIGHT OF YOUR OWN OBJECTIVES AND CIRCUMSTANCES,
INCLUDING THE POSSIBLE RISKS AND BENEFITS OF ENTERING INTO SUCH STRUCTURED
PRODUCT. YOU SHOULD ALSO CONSIDER MAKING SUCH INDEPENDENT INVESTIGATIONS AS YOU
CONSIDER NECESSARY OR APPROPRIATE FOR SUCH PURPOSE.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex Brown is a division of Deutsche Bank Securities Inc.

Backtested, hypothetical or simulated performance results presented herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Structured Products linked to EMERALD discussed herein are not insured by the
Federal Deposit Insurance Corporation (FDIC) or any other US governmental agency. These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

                                    Page 10

Important Notes

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

License Agreement with S & P
Any Structured Products are not sponsored, endorsed, sold or promoted by
Standard & Poor's, a division of the McGraw -Hill Companies, Inc., which we refer to as S & P. S & P makes no representation or warranty, express or implied, to the owners of the Structured Products or any member of the public regarding the advisability of investing in securities generally or in the Structured
Products particularly, or the ability of the S & P 500[R] to track general stock market performance. S & P's only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S & P without regard to
Deutsche Bank AG or the Structured Products. S & P has no obligation to take the needs of Deutsche Bank AG or the holders of the Structured Products into consideration in determining, composing or calculating the S & P 500[R]. S & P is not responsible for and has not participated in the determination of the timing, price or quantity of the Structured Products to be issued or in the determination or calculation of the amount due at maturity of the Structured
Products. S & P has no obligation or liability in connection with the administration, marketing or trading of the Structured Products.

S & P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S & P 500[R]
OR ANY DATA INCLUDED THEREIN AND S & P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS OR INTERRUPTIONS THEREIN. S & P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE STRUCTURED
PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S & P 500[R] INDEX OR
ANY DATA INCLUDED THEREIN. S & P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S & P 500[R] OR ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S & P HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES
(INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"STANDARD & POOR'S", "S & P", "S & P 500" AND "500" ARE TRADEMARKS OF THE MCGRAW
-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG.
STRUCTURED PRODUCTS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S & P AND
S & P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE
STRUCTURED PRODUCTS.

                                    Page 11